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                                                                       EXHIBIT 5

                                December 1, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      Re:  St. Joseph Light and Power Company
           Registration Statement on Form S-3

Gentlemen:

    I am Secretary and General Counsel of St. Joseph Light and Power Company (the "Company"). In that connection, I am familiar with the filing of a Registration Statement on Form S-3 (the "Registration Statement") relating to 200,000 shares of common stock, no par value, of the Company ("Common Stock") and common stock purchase rights relating to such shares of Common Stock to be offered to participants in the Company's Automatic Dividend Reinvestment and Optional Cash Payment Plan (the "Plan"). The terms of the common stock purchase rights are set forth in the Rights Agreement dated as of November 19, 1986 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent.

    I am also familiar with the Restated Articles of Incorporation and the By-Laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement.

    In this connection, I have examined or caused to be examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company and others as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination I have assumed the genuiness of all signatures, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein which were not independently established or verified by me, I have relied upon statements and representations of certain officers and other representatives of the Company and others.

    Based upon the foregoing, I am of the opinion that:

    1. The Company is duly incorporated and validly existing under the laws of the State of Missouri.

    2. If the Company's Board of Directors or a duly authorized committee thereof and the Public Service Commission of the State of Missouri authorize the issuance of authorized and unissued shares of Common Stock for the consideration provided in the Plan, such shares will, when certificates representing such shares shall have been duly executed, countersigned and registered and duly delivered against the receipt by the Company of the consideration provided in the Plan, be legally issued, fully paid and non-assessable.

    3. If the Company legally and validly reacquires issued and outstanding shares of Common Stock and thereafter, pursuant to the authorization by the Board of Directors or a duly authorized committee thereof, resells such issued but not outstanding shares for the consideration provided in the Plan, such shares will upon delivery against receipt by the Company of the consideration provided in the Plan, be legally issued, fully paid and non-assessable.

    4. Any shares of Common Stock purchased by an independent agent selected by the Company on the open market for the consideration provided in the Plan are legally issued, fully paid and non-assessable.
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    5.   The common stock  purchase rights associated with  the shares of Common
Stock referred to in paragraph 2 will be legally issued when (i) such rights have been duly issued in accordance with the terms of the Rights Agreement and
(ii) such shares have been duly issued and paid for as set forth in paragraph 2.

    6. The common stock purchase rights associated with the shares of common stock referred to in paragraphs 3 and 4 are legally issued.

    I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to the application of the securities or blue sky laws of the various states to the sale of shares of Common Stock.

    This opinion is limited to the General Corporation Law of the State of Missouri.

    This opinion is being delivered solely for the benefit of the Securities and Exchange Commission; accordingly, it may not be quoted or otherwise circulated or used for any other purpose without my prior written consent. I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to my attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Sincerely,

                                          Gary L. Myers